                      CLASSIC BANCSHARES, INC. LETTERHEAD


For Immediate Release          For Additional Information contact:

                               David B. Barbour, President and Chief Executive
                                  Officer
                               Lisah Frazier, Vice President, Treasurer and
                                  Chief Financial Officer
                               Telephone:  (606) 325-4789
                               Fax:        (606) 324-1307


                           CLASSIC BANCSHARES, INC.
                    ANNOUNCES  ANNUAL MEETING RESULTS AND
             NOTICE OF INTENT TO INITIATE STOCK REPURCHASE PROGRAM


     ASHLAND, KENTUCKY, July 29, 1996 - Classic Bancshares, Inc., the holding company for Ashland Federal Savings Bank (the "Bank"), announced the results of its first Annual Meeting held July 29, 1996 at the corporate headquarters of RAM Technologies, Inc. At the Annual Meeting, Robert L. Goodpaster, Robert B. Keifer, Jr. and David A. Lang were elected directors of the Company for terms of three years. In addition, the ratification of the 1996 Stock Option and Incentive Plan and the Recognition and Retention Plan ("RRP") were approved by stockholders at the Annual Meeting. Stockholders also ratified the appointment of Smith, Goolsby, Artis and Reams as the Company's accountants for the 1997 fiscal year.

     David B. Barbour, President and Chief Executive Officer of the Company, indicated that he was pleased by the Annual Meeting results which reflect a vote of confidence in the Company's new management team.

     The Company also announced that the Company has provided notice to the Office of Thrift Supervision (the "OTS") of its intent to repurchase approximately 4% of the outstanding shares of common stock in the open market over a six-month period in order to fund the Company's RRP. Subject to non-objection by the OTS, the shares will be purchased at prevailing market prices from time to time depending upon market conditions.

     Mr. Barbour indicated that the Board of Directors believes the repurchase program is in the best interest of the Company and its stockholders in view of the current price level of the Company's common stock and the strong capital position of the Bank. Mr. Barbour stated that, "We believe that the repurchase of our shares is an attractive investment opportunity which will benefit the Company and its stockholders." Subject to non-objection from the OTS, the repurchased shares will become treasury shares and will be used to fund share awards made pursuant to the Company's proposed RRP.

     The Company was organized in 1995 to act as the holding company of the Bank. The Bank currently serves the financial needs of communities in its market area through its office located at 344 Seventeenth Street, Ashland, Kentucky 41101.

     At June 30, 1996, the Company had consolidated total assets of $68.8 million and stockholders' equity of $19.5 million. The Company's stock is traded on the Nasdaq SmallCap Market under the symbol "CLAS."



                                     -END-